Press Release July 31, 2012
Holly Energy Partners, L.P. Reports Second Quarter Results
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE-HEP) today reported financial results for the second quarter of 2012. For the quarter, distributable cash flow was $34.5 million, up $13.1 million, or 61% compared to the second quarter of 2011. Based on these results, HEP announced its 31stconsecutive distribution increase on July 25, 2012, raising the quarterly distribution from $0.895 to $0.910, representing a 5% increase over the distribution for the second quarter of 2011.
Net income for the second quarter was $23.2 million ($0.63 per basic and diluted limited partner unit) compared to $19.0 million ($0.69 per basic and diluted limited partner unit) for the second quarter of 2011. This increase in earnings is due principally to increased pipeline shipments, revenues attributable to our November 2011 asset acquisitions and annual tariff increases. These factors were partially offset by a decrease in previously deferred revenue realized, increased operating costs and expenses and higher interest expense.
Commenting on the second quarter of 2012, Matt Clifton, Chairman of the Board, Chief Executive Officer and President stated, “We are extremely pleased with our financial results, particularly with the improving levels of our distributable cash flow and EBITDA. EBITDA was $44.1 million, an increase of $8.6 million, or 24%, over last year’s second quarter. For the quarter, we benefited from our tankage and terminal operations acquired in November 2011 as well as from increased throughput levels on our pipeline systems.
"As announced earlier this month, we acquired HollyFrontier's 75% interest in the UNEV Pipeline. Looking forward, we expect further growth in distributable cash flow as we realize the earnings contributions of this newly constructed, common carrier pipeline system. We believe that UNEV offers great growth potential by virtue of providing raw material advantaged Rocky Mountain refiners with economic access to a new large market. Las Vegas has historically received almost all of its supply solely from California refiners," Clifton said.
Second Quarter 2012 Revenue Highlights
Revenues for the quarter were $63.7 million, a $12.8 million increase compared to the second quarter of 2011. The revenue increase was due to increased pipeline shipments, revenues attributable to our November 2011 asset acquisitions and the effect of annual tariff increases, partially offset by a $4.7 million decrease in previously deferred revenue realized. Overall pipeline volumes were up 20% compared to the second quarter of 2011.

•
Revenues from our refined product pipelines were $20.7 million, a decrease of $2.9 million primarily due to the effects of a $4.8 million decrease in previously deferred revenue realized that was partially offset by an increase in refined product shipments. Shipments averaged 158.2 thousand barrels per day (“mbpd”) compared to 142.6 mbpd for the second quarter of 2011.

•
Revenues from our intermediate pipelines were $6.7 million, an increase of $1.6 million, on shipments averaging 137.1 mbpd compared to 84.2 mbpd for the second quarter of 2011. This includes $1.2 million in revenues attributable to our Tulsa interconnect pipelines that were placed in service in September 2011 and the effects of a $0.1 million increase in previously deferred revenue realized.

•	Revenues from our crude pipelines were $11.0 million, an increase of $1.4 million, on shipments averaging 168.0 mbpd compared to 160.6 mbpd for the second quarter of 2011.

•
Revenues from terminal, tankage and loading rack fees were $25.3 million, an increase of $12.6 million compared to the second quarter of 2011. This includes $11.9 million in revenues attributable to our terminal, tankage and loading racks acquired in November 2011 that serve HollyFrontier's El Dorado and Cheyenne refineries. Refined products terminalled in our facilities increased to an average of 316.8 mbpd compared to 225.1 mbpd for the second quarter of 2011.

Revenues for the three months ended June 30, 2012 include the recognition of $0.8 million of prior shortfalls billed to shippers in 2011, as they did not meet their minimum volume commitments within the contractual make-up period. As of June 30, 2012, deferred revenue in our consolidated balance sheet was $3.6 million. Such deferred revenue will be recognized in earnings either as payment for shipments in excess of guaranteed levels or when shipping rights expire unused over the contractual make-up period.
Six Months Ended June 30, 2012 Revenue Highlights
Revenues for the six months ended June 30, 2012 were $127.2 million, a $31.3 million increase compared to the same period of 2011. The revenue increase was due to increased pipeline shipments, revenues attributable to our November 2011 asset acquisitions and the effect of annual tariff increases, partially offset by a $6.6 million decrease in previously deferred revenue realized. Overall pipeline volumes were up 25.6% compared to the same period of 2011, when related-party throughput volumes were below target levels at HollyFrontier's Navajo refinery following a plant-wide power outage in January 2011.

•
Revenues from our refined product pipelines were $41.4 million, a decrease of $1.2 million primarily due to the effects of a $7.2 million decrease in previously deferred revenue realized that was partially offset by an increase in refined product shipments. Shipments averaged 159.8 mbpd compared to 134.2 mbpd for the six months ended June 30, 2011.

•
Revenues from our intermediate pipelines were $13.8 million, an increase of $4.1 million, on shipments averaging 130.3 mbpd compared to 76.5 mbpd for the six months ended June 30, 2011. This includes $2.5 million in revenues attributable to our Tulsa interconnect pipelines and the effects of a $0.6 million increase in previously deferred revenue realized.

•	Revenues from our crude pipelines were $21.5 million, an increase of $2.6 million, on shipments averaging 160.9 mbpd compared to 148.5 mbpd for the six months ended June 30, 2011.

•
Revenues from terminal, tankage and loading rack fees were $50.5 million, an increase of $25.8 million compared to the six months ended June 30, 2011. This includes $23.6 million in revenues attributable to our terminal, tankage and loading racks serving HollyFrontier's El Dorado and Cheyenne refineries. Refined products terminalled in our facilities increased to an average of 315.7 mbpd compared to 211.8 mbpd for the six months ended June 30, 2011.

Revenues for the six months ended June 30, 2012 include the recognition of $2.5 million of prior shortfalls billed to shippers in 2011, as they did not meet their minimum volume commitments within the contractual make-up period.
Cost and Expense Highlights
Operating costs and expenses were $29.5 million and $58.8 million for the three and the six months ended June 30, 2012, respectively, representing increases of $5.9 million and $13.4 million over the respective periods of 2011. These increases reflect incremental operating costs and expenses attributable to higher throughput levels and our recently acquired assets serving HFC’s El Dorado and Cheyenne refineries as well as year-over-year increases in depreciation expense, maintenance service and payroll costs and professional fees.
Interest expense was $11.3 million and $21.7 million for the three and the six months ended June 30, 2012, respectively, representing increases of $2.6 million and $4.5 million over the respective periods of 2011 due to higher year-over-year debt levels. Also, we recognized a loss of $0.4 million and $3.0 million for the three and six months ended June 30, 2012, respectively, on the early extinguishment of our $185 million 6.25% senior notes.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: https://event.webcasts.com/starthere.jsp?ei=1007359.
An audio archive of this webcast will be available using the above noted link through August 14, 2012.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Wyoming and Kansas. In addition, the Partnership owns a 25% interest in SLC Pipeline LLC, a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area and a 75% interest in UNEV Pipeline L.L.C., the owner of a Holly Energy operated refined products pipeline running from Utah to Las Vegas, Nevada, and related product terminals.
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels-per-stream-day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming, and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 44% interest (including the general partner interest) in Holly Energy Partners, L.P.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation, Alon USA, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to successfully purchase and integrate additional operations in the future;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions;

•	our ability to integrate the operations of the UNEV Pipeline successfully and to realize the anticipated benefits associated with our ownership interest in UNEV Pipeline; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three and six months ended June 30, 2012 and 2011.

	Three Months Ended June 30,		Change from
	2012	2011	2011
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$13,271	$11,689	$1,582
Affiliates – intermediate pipelines	6,712	5,069	1,643
Affiliates – crude pipelines	10,993	9,624	1,369
	30,976	26,382	4,594
Third parties – refined product pipelines	7,452	11,906	(4,454)
	38,428	38,288	140
Terminals, tanks and loading racks:
Affiliates	23,248	10,757	12,491
Third parties	2,016	1,895	121
	25,264	12,652	12,612
Total revenues	63,692	50,940	12,752
Operating costs and expenses:
Operations	17,923	14,366	3,557
Depreciation and amortization	9,132	7,713	1,419
General and administrative	2,487	1,573	914
	29,542	23,652	5,890
Operating income	34,150	27,288	6,862

Equity in earnings of SLC Pipeline	794	467	327
Interest expense, including amortization	(11,324)	(8,724)	(2,600)
Loss on early extinguishment of debt	(383)	—	(383)
	(10,913)	(8,257)	(2,656)
Income before income taxes	23,237	19,031	4,206
State income tax expense	(75)	(18)	(57)
Net income	23,162	19,013	4,149
Less general partner interest in net income, including incentive distributions(1)	5,917	3,847	2,070
Limited partners’ interest in net income	$17,245	$15,166	$2,079
Limited partners’ earnings per unit – basic and diluted:(1)	$0.63	$0.69	$(0.06)
Weighted average limited partners’ units outstanding	27,361	22,079	5,282
EBITDA(2)	$44,076	$35,468	$8,608
Distributable cash flow(3)	$34,520	$21,421	$13,099

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	101,886	90,984	10,902
Affiliates – intermediate pipelines	137,115	84,201	52,914
Affiliates – crude pipelines	168,047	160,648	7,399
	407,048	335,833	71,215
Third parties – refined product pipelines	56,297	51,627	4,670
	463,345	387,460	75,885
Terminals and loading racks:
Affiliates	267,988	182,394	85,594
Third parties	48,825	42,694	6,131
	316,813	225,088	91,725
Total for pipelines and terminal assets (bpd)	780,158	612,548	167,610

	Six Months Ended June 30,		Change from
	2012	2011	2011
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$25,628	$21,547	$4,081
Affiliates – intermediate pipelines	13,757	9,702	4,055
Affiliates – crude pipelines	21,538	18,945	2,593
	60,923	50,194	10,729
Third parties – refined product pipelines	15,780	21,061	(5,281)
	76,703	71,255	5,448
Terminals, tanks and loading racks:
Affiliates	46,094	21,052	25,042
Third parties	4,410	3,650	760
	50,504	24,702	25,802
Total revenues	127,207	95,957	31,250
Operating costs and expenses:
Operations	34,911	27,162	7,749
Depreciation and amortization	19,396	15,353	4,043
General and administrative	4,526	2,936	1,590
	58,833	45,451	13,382
Operating income	68,374	50,506	17,868

Equity in earnings of SLC Pipeline	1,625	1,207	418
Interest expense, including amortization	(21,729)	(17,273)	(4,456)
Loss on early extinguishment of debt	(2,979)	—	(2,979)
Other expense	—	(12)	12
	(23,083)	(16,078)	(7,005)
Income before income taxes	45,291	34,428	10,863
State income tax expense	(150)	(246)	96
Net income	45,141	34,182	10,959
Less general partner interest in net income, including incentive distributions(1)	11,425	7,409	4,016
Limited partners’ interest in net income	$33,716	$26,773	$6,943
Limited partners’ earnings per unit – basic and diluted:(1)	$1.23	$1.21	$0.02
Weighted average limited partners’ units outstanding	27,361	22,079	5,282
EBITDA(2)	$89,395	$67,054	$22,341
Distributable cash flow(3)	$71,075	$42,193	$28,882

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	99,556	84,139	15,417
Affiliates – intermediate pipelines	130,341	76,452	53,889
Affiliates – crude pipelines	160,855	148,520	12,335
	390,752	309,111	81,641
Third parties – refined product pipelines	60,292	50,086	10,206
	451,044	359,197	91,847
Terminals and loading racks:
Affiliates	265,109	170,230	94,879
Third parties	50,604	41,532	9,072
	315,713	211,762	103,951
Total for pipelines and terminal assets (bpd)	766,757	570,959	195,798

(1)
Net income is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes incentive distributions declared subsequent to quarter end. General partner incentive distributions were $5.6 million and $3.5 million for the three months ended June 30, 2012 and 2011, respectively, and $10.7 million and $6.9 million for the six months ended June 30, 2012 and 2011, respectively. Net income attributable to the limited partners is divided by the weighted average limited partner units outstanding in computing the limited partners’ per unit interest in net income.

(2)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization. EBITDA is not a calculation based upon GAAP. However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA also is used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(In thousands)
Net income	$23,162	$19,013	$45,141	$34,182
Add (subtract):
Interest expense	9,547	8,419	18,307	16,678
Amortization of discount and deferred debt charges	1,777	305	3,422	595
Loss on early extinguishment of debt	383	—	2,979	—
State income tax	75	18	150	246
Depreciation and amortization	9,132	7,713	19,396	15,353
EBITDA	$44,076	$35,468	$89,395	$67,054

(3)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts separately presented in our consolidated financial statements, with the exception of billed crude revenue settlement and maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It also is used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(In thousands)
Net income	$23,162	$19,013	$45,141	$34,182
Add (subtract):
Depreciation and amortization	9,132	7,713	19,396	15,353
Amortization of discount and deferred debt issuance costs	1,777	305	3,422	595
Loss on early extinguishment of debt	383	—	2,979	—
Billed crude revenue settlement	917	—	1,835	—
Increase (decrease) in deferred revenue	163	(4,014)	(429)	(5,118)
Maintenance capital expenditures*	(1,292)	(1,904)	(1,599)	(3,133)
Other non-cash adjustments	278	308	330	314
Distributable cash flow	$34,520	$21,421	$71,075	$42,193

*
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, and safety and to address environmental regulations.

	June 30,	December 31,
	2012	2011
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$4,216	$3,269
Working capital	$10,351	$12,293
Total assets	$959,698	$966,956
Long-term debt	$613,195	$605,888
Total equity(4)	$312,864	$329,377

(4)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets of $295.6 million (as of June 30, 2012) would have been recorded as increases to our properties and equipment and intangible assets instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:

Bruce R. Shaw, Senior Vice President and
Chief Financial Officer
M. Neale Hickerson, Vice President,
Investor Relations
Holly Energy Partners, L.P.
214/871-3555